Exhibit (a)(117)

PeopleSoft Comments on Decision by the U.S. Department of Justice

PLEASANTON, Calif. – October 1, 2004 – PeopleSoft, Inc. (Nasdaq: PSFT) learned today that the Antitrust Division of the U.S. Department of Justice (DOJ) has decided not to appeal the U.S. District Court’s antitrust ruling.

Earlier today, prior to learning of the DOJ’s decision, PeopleSoft’s Board announced the appointment of Dave Duffield, PeopleSoft’s founder and Chairman, as the Company’s Chief Executive Officer. In addition, the Company announced the appointment of Kevin Parker and Phil Wilmington as Co-Presidents, and Aneel Bhusri as Vice Chairman of the Board.

PeopleSoft also announced that license revenues for the third quarter are expected to exceed $150 million. PeopleSoft has had great success with both new and existing customers. This performance demonstrates PeopleSoft’s continuing competitive strength and ability to perform.

The Board of Directors will meet in due course to review the implications of today’s announcement. PeopleSoft’s Board has carefully considered and unanimously rejected each of Oracle’s offers, including its current offer of $21.00 per share. On May 25, 2004, the Board concluded that the current offer was inadequate and did not reflect PeopleSoft’s real value. The Board received the opinions of Citigroup Global Markets Inc. and Goldman, Sachs & Co. that the $21.00 per share offer was inadequate from a financial point of view.

In addition, PeopleSoft claims compensatory damages of more than $1 billion plus punitive damages in the Company’s lawsuit against Oracle, which is scheduled to go to trial before a jury in Oakland, California, on January 10, 2005. PeopleSoft’s complaint alleges that Oracle has engaged in unfair business practices, including a deliberate campaign to mislead PeopleSoft’s customers and disrupt its business.

About PeopleSoft
PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,400 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information
PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 (including any amendments) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Forward-Looking Statements
This press release may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often included use of the future tense, words such as “will”, “intends”, “anticipates”, expects”, and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this press release include those relating to the Board’s review of the implications of the Department of Justice’s announcement, the expected third quarter license revenue results and PeopleSoft’s continuing competitive strength and ability to perform, and the lawsuit against Oracle scheduled to go to trial in January 2005. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. Specific risks and uncertainties relating to the statements in this press release include the implications of the Department of Justice’s decision not to appeal the recent antitrust decisions relating to the Oracle tender offer and the outcome of the pending European Commission investigation, PeopleSoft’s ability to continue to perform and remain competitive in the market for its products, and the outcome of pending litigation involving or relating to the Oracle tender offer. Risks, assumptions and uncertainties that relate to PeopleSoft and its business and operations generally and the Oracle tender offer specifically are referenced from time to time in PeopleSoft’s filings with the Securities and Exchange Commission. Please refer to PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q for more information on these important risk factors.

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com